Exhibit 4.8
English Translation of Chinese Original
HANDWRITTEN CHINESE CHARACTERS RECOGNITION
TECHNOLOGY LICENSE CONTRACT
PARTY A: CEC Telecom Co., Ltd.
Address: F10, China Electronics and Information Building
  6 South Street Zhongguancun, Beijing
PARTY B: Hanwang Technology Co., Ltd.
Address: 5 Building, Zhongguancun Software Park
  Haidian District, Beijing
After mutual friendly consultation, Party A and Party B hereby reach the following agreements with respect to the licensing of the Hanwang Software (defined as below) by Party B to Party A for the purpose of Party A to use such licensed technology in the products independently developed by Party A or the ODM/OEM mobile phone series of Party A (“Products”):
1.	Hanwang Software
1.1	Definition: “Hanwang Software” refers to Hanwang handwritten Chinese characters recognition technology system (including Hanwang Handwritten Chinese Characters Recognition Core Software PDA 2.0 Version), which is to be used in the Products and the recognition ratio of the Chinese characters in regular scrip style of which shall meet the requirements of Party A.

1.2	Authorization: Party B hereby grants Party A a license to use the Hanwang Software in the Products according to this Contract during the licensing period agreed hereunder. Party A shall pay royalties to Party B for the use of Hanwang Software.

1.3	Provision of the Technology: Party B shall provide Party A with the Hanwang Software meeting the specifications set forth under the Technology Specifications attached hereto as exhibits. If Party A needs to use the Hanwang Software on different platforms, the parties shall enter into a separate Technology Specifications with respect thereto.
2.	Rights and Obligations of Party A

English Translation of Chinese Original
2.1	Party A hereby warrants that it will use the Hanwang Software provided by Party B in its application program.

2.2	Party A hereby warrants that, without prior written consent of Party B, Party A shall not sell, transfer, lease or sub-license all or any part of the Hanwang Software or any documents with respect thereto.

2.3	Party A shall notify Party B of the launching time, models and actual sales volume for those Products with Hanwang Software. Party A shall notify Party B of the sales volume every three month after the Products are commercially launched, i.e., it shall notify Party B in writing of the sales volume before the 10th of all of the fourth months immediately following all such three months. Party B shall confirm the sales volume provided by Party A within five (5) business days and upon confirmation, it shall issue invoices every quarter based on the actual shipments for the sales over 50,000 units. Party A shall pay royalties to Party B within seven (7) business days following the receipt of such invoices issued by Party B.

2.4	Party A shall not disclose the price offered by Party B in this contract to any third party, including but not limited to any end customers of each party hereto. Any such disclosure shall be regarded as breach of this contract by Party A.
3.	Rights and Obligations of Party B:
3.1	Party B shall have the right to display its name and the logo of the Products in the Hanwang Software provided by Party B hereunder.

3.2	Party B warrants that the Hanwang Software provided hereunder is covered by legitimate copyright and Party B has obtained the required governmental approvals for such Hanwang Software, and it shall provide Party A with all relevant proof documents with respect thereto.

3.3	Party B warrants that all the Hanwang Software it provides to Party A hereunder shall have met the requirements of Party A. In case of any problems occurs to the use of the Products due to reasons attributable to Party B, Party B shall carry out repair work with respect to such problems, and shall provide the repaired software to Party A free of charge. If Party A sustains any significant losses from such problems, Party B shall compensate Party A accordingly.

3.4	If, according to the investigation of Party B, there is any difference between the actual sales volume of the Products and the sales volume reported by Party A, Party A shall make up such difference, and Party B
3.4.1	shall have the right to request Party A to assume any and all expenses incurred by Party A in connection with such investigation;

3.4.2	shall have the right to request Party A to compensate Party B for all the losses arising therefrom, which shall be calculated as follows: the difference

English Translation of Chinese Original
between the actual sales volume and the sales volume provided by Party A X RMB 7, and/or

3.4.3	may terminate this Contract and withdraw the license it grants to Party A hereunder.
4.	Licensing Period
4.1	The term of this Contract shall be one (1) years from the date it becomes effective, and may be automatically extended unless otherwise terminated according to Section 4.2.

4.2	Upon the expiration of the initial term of this Contract, it may be automatically extended for a term of one (1) year, unless either party notifies the other party of its intent to terminate this Contract ninety (90) days prior to the expiration of each term of this Contract.
5.	Licensing Price for Hanwang Software:
5.1	Development Fee: For each platform using the technology of Party B, Party A does not need to pay Party B any development fee.

5.2	Copyright Fee: Party A agrees to pay a copyright fee to Party B as follows: (in which, “per piece” means one piece of “Software” used in any “Product”):

1 to 200,000 piece(s)	RMB 3.5 per piece

200,001 to 500,000 pieces	RMB 3.0 per piece

above 500,000 pieces	to be discussed separately
6.	Payment method:
6.1	Initial Purchase Order
The two parties agree that Party A shall place an initial order for 50,000 pieces of Hanwang Software. The price of each piece of Hanwang Software subject to the initial purchase order shall be RMB 3.5, including a value-added tax calculated on a tax rate of 17%. Party A shall pay RMB 105,000 to Party B within five (5) business days from the date of this contract, representing 60% of the payment for the initial purchase order, and shall pay the remaining 40% of the payment, which shall be RMB 70,000 by November 30, 2007.

6.2	After Party A sells the 50,000 Products incorporating the Hanwang Software provided by Party B, Party A shall continue to purchase Hanwang Software licensed hereunder for the prices agreed under Section 5.2 hereof.

English Translation of Chinese Original
6.3	Payment Delay: If Party A fails to make payments in time according to this contract, Party A shall pay liquidated damages of 0.1% of the overdue payment for each day when such payment is delayed.
7.	Delivery and Check and Acceptance of Hanwang Software
7.1	Delivery: Upon the effectiveness of this contract, Party B shall submit the Hanwang Software meeting the technical specifications of Party A within two (2) business days following its receipt of the RMB 105,000 paid to it.

7.2	Check and acceptance: Party A shall issue a check and acceptance report with respect to the Hanwang Software delivered by Party A within ten (10) business days following its receipt of such software. If Party A fails to provide such report during the period, it shall be deemed that Party A has accepted such Hanwang Software.
8.	Payment Account
Account Name: Hanwang Technology Co., Ltd.

Bank: Bank of Beijing, Zhongguancun branch

Account Number: 01090302900120105472974
9.	Confirmation on Sales Volume:
9.1	Party A hereby designates Song Shuo from its Product Department (Position: Software Manager; Tel: 010-62501728-2099) to provide a written report to Party B with respect to the actual sales volume of the Products with Hanwang Software, and Party B hereby designates Xu Hao from its Third Department of Key Client (Position: Client Manager; Tel: 010-82786699-8186) to check the data provided by Party A and reply to Party A in writing to confirm the sales volume.
10.	Technology and Service
10.1	The Hanwang Software to be delivered by Party B to Party A includes interface function and design documents, but does not include any key original code.

10.2	With respect to the problems resulted from the quality of the Hanwang Software, either raised during the distribution of the Products by Party A or raised by the customers, Party B undertakes to solve such problems and send its resolution to Party A within ten (10) business days following its receipt of the written notice with respect thereto from Party A. If Party B fails to solve the problems within such ten (10) business days, Party B shall explain the reasons to Part A in writing, and the parties shall negotiate to solve such problems.

English Translation of Chinese Original
10.3	Party B shall provide free training and services with respect to the Hanwang Software to Party A by phone, facsimile, mails or e-mail.

10.4	If the services provided in Section 10.3 fails to solve the problems caused by the Hanwang Software, Part B shall provide free face to face technical support service.

10.5	If, during the term of this Contract, there is any upgrade version of the Hanwang Software, Part B shall inform Party A of such upgrade version and the Hanwang Software that have been delivered to Party A may be upgraded free of charge.

10.6	If, after the Hanwang Software is accepted by Party A according to the Technology Specifications, Party A requests any technical changes that is beyond the Technology Specifications, such technical changes shall be deemed as a request for a new software, and Party B shall endeavor to satisfy Party A’s such request.

10.7	If Party B makes any adjustment or change to the system environment on which the Hanwang Software is based, which causes the compatible issue between the Hanwang Software and such system environment, Party B shall, upon the request of Party A, provide free upgrades and technical support.
11.	Intellectual Property Rights and Confidentiality
11.1	The ownership and intellectual property rights of the Hanwang Software under this contract shall be vested in Party B, and Party A is licensed hereunder to use such software. Party B warrants that the Hanwang Software does not infringe any intellectual property rights or any other legitimate interests of any third parties. If Party A or any third party sustains any losses arising from such infringements, Party B shall be solely responsible for such losses.

11.2	Both parties shall keep confidential this contract, the cooperative relationship between the two parties hereunder and any confidential information received by one party (the “Receiving Party”) from the other party (“Disclosing Party”) during their performance of this contract, including but not limited to the related technical materials and information regarding the corporate structure, operation method, marketing, operation and finance of the Disclosing Party, no matter in writing, verbal, graphics, electromagnetic or any other form. With respect to verbal information, the Disclosing Party shall record such information in writing and send such record to the Receiving Party within a reasonable period of time after it notifies the Receiving Party of such verbal information. The Receiving Party shall neither disclose such confidential information to any third parties, including the employees of the Receiving Party or its affiliates who do not participating in the transactions contemplated hereunder or who have not execute any confidentiality contract, nor use such confidential information for any purposes other than those as agreed herein. The Receiving Party may not reverse compile, disassemble, analyze or modify any technology or software it

English Translation of Chinese Original
receives from the Disclosing Party. In the event that the Disclosing Party requests, in writing, the Receiving Party to return all the confidential information it disclosed to the Receiving Party, the Receiving Party shall immediately return to the Disclosing Party all such written or tangible confidential information and all documents describing or summarizing such confidential information.

11.3	If the two parties need to enter into a separate confidentiality contract, the rights and obligations with respect to the confidential information shall follow the terms and conditions set forth under such confidentiality contract.

11.4	The term of the obligations to keep the confidential information in confidence shall be from the date of this contract to the third year following the termination of this contract.
12.	Termination
In the event of any of the following events, this contract may be terminated upon prior written notice of either party:
12.1	Either Party A or Party B seriously violates its substantial obligations hereunder, and upon written notice of the non-breaching party, such breaching party fails to take any effective remedies to correct its breaching activity;

12.2	Party A intentionally reports a wrong sales volume of the Products;

12.3	If, for the benefit of the creditors of a party hereto, such party has been appointed a receiver or a transferee for its assets, or becomes bankrupt or insolvent or is unable to perform this contract due to any other reasons, other than the circumstances prohibited under the applicable bankruptcy law;

12.4	Upon the termination or expiration of this contract, Party A shall cease to produce any products incorporating the Hanwang Software; provided however that, with respect to the Products which have been produced prior to the termination of this contract, Party A must notify Party B in writing of the inventory of such Products ten (10) days prior to the termination or expiration of this contract, and shall undertake that it will not produce any new Products after it sells such inventory.

12.5	Upon the termination of this Contract for whatever reasons, the provisions regarding confidentiality, intellectual property rights, dispute resolution, liabilities for breach of contract and any other provision which shall continue to be effective in its nature shall survive this Contract, without prejudice to the rights of the party sustaining losses to seek any other remedies available to it.
13.	Default Liabilities
13.1	Each of Party A and Party B shall strictly perform its respective obligations hereunder. Where either party hereto breaches any of its obligations hereunder,

English Translation of Chinese Original
it shall take effective remedial measures in accordance with relevant provisions hereunder. Where such remedial measures fail to compensate for the direct economic losses suffered by the non-breaching party, the breaching party shall compensate the non-breaching party for any difference therebetween.

13.2	The breaching party shall indemnify the non-breaching party against any direct economic losses suffered by the non-breaching party arising from the breach, including without limitation, litigation costs and other direct economic losses.

13.3	Any liquidated damages and indemnities payable by the breaching party to the non-breaching party hereunder shall within ten (10) days as from the date on which the default liabilities are determined, be paid up by the breaching party or directly deducted by the non-breaching party from any relevant amounts hereunder. Any liquidated damages or indemnities fail to be so paid up or directly deducted shall be treated as overdue payment.

13.4	In case this contract is rendered unable to be performed or the performance of this contract is delayed as a result of the occurrence of any of the following events (each a “Force Majeure Event”), neither party hereto shall be liable for any loss so caused:
(A)	any governmental action or change to any law or regulation;

(B)	a war, civil riot, flood, fire, typhoon or earthquake or any other act of God or similar event; or
(C)	any other event that is beyond the control of either party hereto.
provided, however that, the party affected by the Force Majeure Event shall take all actions possible to mitigate any losses caused by the failure to perform or the delay in the performance of this contract, notify the other party in a timely manner, and provide the other party with evidence of the occurrence of the Force Majeure Event issued by relevant governmental authorities. In the case of a Force Majeure Event, the parties hereto shall consult with each other to determine whether to continue with the performance of this contract or terminate this contract.
14.	Venue for Contract Execution. This contract shall be executed in Beijing.
15.	Governing Law. This contract shall be governed by the laws of the People’s Republic of China.
16.	Dispute Resolution
Any dispute relating to this contract between the parties hereto shall be resolved through friendly negotiations between the parties hereto. Where any dispute fails to be resolved through such negotiations, the parties hereby agree that such

English Translation of Chinese Original
dispute shall be submitted to Beijing Municipal Haidian District Court for resolution through litigation. The litigation costs shall be borne by the losing party.
17.	The Technology Specifications attached hereto as an exhibit shall form a part of this contract and shall have the same legal force and effect as this contract.
18.	Any matters not covered hereunder shall be subject to the friendly negotiations between the parties hereto, and any agreements reached between the parties hereto with respect to any matters not covered hereunder may be set forth in written supplementary contracts signed by the authorized representatives of each Party A and Party B, which shall form an effective part of this contract.
19.	This contract shall be performed and construed in accordance with the Chinese version and any translation of this contract in any other language may be used as reference only and may not affect the interpretation of this contract.
20.	This contract shall take effect upon being signed and sealed by both Party A and Party B. This contract shall be executed in four (4) counterparts with each of Party A and Party B to hold two, all of such counterparts so executed shall have the equal legal force and effect.

Party A: CEC Telecom Co., Ltd. (affixed with company seal)	Party B: Hanwang Technology Co., Ltd. (affixed with company seal)

Signed by the authorized representative:	Signed by the authorized representative:
/s/ Song Shuo	/s/ Lü Wei

Dated: June 13, 2007	Dated: June 13, 2007

English Translation of Chinese Original
CECT C6000 Technology Specification

Party A (Full Name): CEC Telecom Co., Ltd.	Party B (Full Name): Hanwang Technology Co., Ltd.
(“Party A”)	(“Party B”)

Signed by Party A’s Chief Technology Officer:	Signed by Party B’s Chief Technology Officer:

Dated:	Dated:

Party A’s Contact Information	Party B’s Contact Information

Version Update Record:

Version		Updating	Update
Number	Description of Updates	Person	Date

English Translation of Chinese Original
To ensure the quality and time delivery of the software developed for Party A’s C6000 products, Party A and Party B have established these Technology Specifications for Software Development (these “Technology Specifications”) after adequate communications and consultations. These Technology Specifications sets forth the specifications and requirements that shall be met by Hanwang Software.
1.	Project Overview (to be completed by Party A)

CECT C6000

MTK6226M platform

2.	Environment Descriptions
1)	Hardware environment

Main hardware features
●	CPU: 52 M

●	RAM: 64M bit

●	ROM: 128M bit

●	Touch Panel:
2)	Software environment

Software platform OS: nucleus
3. Requirement Summaries
1)	Requirement list:
◆	Compiler name, version and development platform: ARM tcc.exe version ARM ADS1.2 Build 805

◆	Character set scope:
■	Simplified Chinese Standard Edition (6763 Simplified Chinese Characters+ 5401 Traditional Chinese Characters+ 52 English Letters + 10 Numbers + 42 Punctuation Marks + 4 Gesture Symbols)

■	Traditional Chinese Standard Edition (4096 Simplified Chinese Characters + 13060 Traditional Chinese Characters+ 52 English Letters+ 10 Numbers + 42 Punctuation Marks + 4 Gesture Symbols)

English Translation of Chinese Original
■	Simplified and Traditional Chinese Unified Edition (6763 Simplified Chinese + 13060 Traditional Chinese + 4096 Hong Kong symbols + 52 English Character +10 Number + 42 Punctuation symbols + 4 Gestures symbols)
Party A has chosen the Simplified Chinese Standard Edition (600K)
◆	Code output type: Unicode

◆	Endianness: Little Endian

◆	Identification Database (Identification Dictionary) support method: the dictionary and the code are not separate

English Translation of Chinese Original
CECT C3000 Technology Specification

Party A (Full Name): CEC Telecom Co., Ltd.	Party B (Full Name): Hanwang Technology Co., Ltd.
(“Party A”)	(“Party B”)

Signed by Party A’s Chief Technology Officer:	Signed by Party B’s Chief Technology Officer:

Dated:	Dated:

Party A’s Contact Information	Party B’s Contact Information

Version Update Record:

Version		Updating	Update
Number	Description of Updates	Person	Date

English Translation of Chinese Original
To ensure the quality and time delivery of the software developed for Party A’s C3000 products, Party A and Party B have established these Technology Specifications for Software Development (these “Technology Specifications”) after adequate communications and consultations. These Technology Specifications sets forth the specifications and requirements that shall be met by Hanwang Software.
1.	Project Overview (to be completed by Party A)

CECT C3000

Philips SYSOLME platform

2.	Environment Descriptions
1)	Hardware environment

Main hardware features
●	CPU: 26M HZ

●	RAM: 16M bit

●	ROM: 64M bit

●	Touch Panel:
2)	Software environment

Software platform OS: philips OS
3. Requirement Summaries
1)	Requirement list:
◆	Compiler name, version and development platform: ARM tcc.exe version ARM ADS1.2 Build 805

◆	Character set scope:
■	Simplified Chinese Standard Edition (6763 Simplified Chinese Characters+ 5401 Traditional Chinese Characters+ 52 English Letters + 10 Numbers + 42 Punctuation Marks + 4 Gesture Symbols)

■	Traditional Chinese Standard Edition (4096 Simplified Chinese Characters + 13060 Traditional Chinese Characters+ 52 English Letters+ 10 Numbers + 42 Punctuation Marks + 4 Gesture Symbols)

English Translation of Chinese Original
■	Simplified and Traditional Chinese Unified Edition (6763 Simplified Chinese + 13060 Traditional Chinese + 4096 Hong Kong symbols + 52 English Character +10 Number + 42 Punctuation symbols + 4 Gestures symbols)
Party A has chosen the Simplified Chinese Standard Edition (600K)
◆	Code output type: Unicode

◆	Endianness: Big Endian

◆	Compiler Option:

Compiler Switches: tcc –bigend –fa –g –gtp –O2 –Wb –c –O2 –W+s –apcs/interwork

When Linking, please use armlink–partial -o xxx.ptl to generate a PLT format library file.

◆	Identification Database (Identification Dictionary) support method: the dictionary and the code are not separate